                                                                      EXHIBIT 11

                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share


Net earnings per share - basic and net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.

                                                                 For the quarter
                                                                  Ended March 31,
                                                               2002            2001
                                                           -------------    ------------
                                                           (In thousands, except share
                                                                      data)
Net Earnings                                                $   25,523       $   11,897

Average common shares outstanding                               28,817           27,021

Net earnings per share - basic                              $     0.89       $     0.45

Average common share equivalents outstanding                    30,593           29,232

Net earnings per share - diluted                            $     0.83       $     0.41

The data provided herein has been adjusted for the 3 for 2 stock split which was announced on May 3, 2002 and to be completed on May 31, 2001.

The data provided herein has been adjusted for the 3 for 2 stock split which was announced on June 26, 2001 and completed on July 12, 2001.